Exhibit 99

Bank of South Carolina Corporation Announces Earnings for the Third Quarter of

                                     2003



    CHARLESTON, S.C., Oct. 16 /PRNewswire-FirstCall/ -- The Board of Directors

of Bank of South Carolina Corporation (Nasdaq: BKSC), at its meeting October

16, 2003, in its 256 Meeting Street banking house, announced earnings for the

3rd quarter of 2003 of $552,403 or $.20 per share, an increase of 24.08% from

3rd quarter 2002 earnings of $445,186 or $.16 per share.  Earnings for nine months of 2003 of $1,479,522 or $.53 per share increased 11.94% over 2002's nine months earnings of $1,321,730 or $.47 per share.  The 3rd quarter 2003 returns on average assets and average equity were 1.25% and 11.22%,

respectively, and compare to 3rd quarter 2002 returns on average assets and average equity of 1.10% and 9.11% respectively.

    Hugh C. Lane, Jr., President of The Bank of South Carolina, stated: "We are very asset sensitive, and our margins will remain under pressure until interest rates move upward.  Mortgage interest rates moved higher during the quarter despite the action taken by the Federal Reserve, and this lessened the demand for mortgage refinancing.  Mortgage originations for the quarter were

$30,659,890; however, we do not foresee the volume continuing at these levels.

Nevertheless, we are in a strong real estate market with an excellent Mortgage

Department, which will continue to positively impact the bank.  We have had good deposit and loan growth during the year.  From quarter end September 30,

2002 to September 30, 2003, deposits and loans increased $13,159,850 and

$13,030,390, respectively.  Loan growth during the year has helped contain the erosion of our net interest margin."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256

Meeting Street, has offices in Summerville, Mt. Pleasant, and the West of the

Ashley community.  It is also available on its' website at www.banksc.com.

Bank of South Carolina Corporation currently trades its common stock on the

NASDAQ stock market under the symbol "BKSC."  Market makers for the stock for

Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Stern

Agee & Leach, Inc., Scott & Stringfellow, Inc. Nite Securities, LP, and Speer,

Leeds & Kellogg.





    Bank of South Carolina

    Corporation (BKSC)

    Report of Earnings



                                  September 30, 2003    September 30, 2002



    Shares Outstanding

      BKSC Common Stock (1)             2,805,610             2,805,610



    Book Value Per Share                     6.99                  6.95



    Total Assets                      174,966,282           166,129,768



    Quarter

    Ending



    Net Income                           $552,403              $445,186



    Basic Earnings Per Share (1)             $.20                  $.16



    Diluted Earnings Per Share (1)           $.20                  $.16



    Weighted Average Shares

    Outstanding Basic (1)               2,805,610             2,805,610



    Weighted Average Shares

    Outstanding Diluted (1)             2,826,393             2,808,043





    Nine Months Ending September 30



    Net Income                          1,479,522             1,321,730



    Basic Earnings Per Share (1)             $.53                  $.47



    Diluted Earnings Per Share (1)           $.53                  $.47



    Weighted Average Shares

    Outstanding Basic (1)               2,805,610             2,807,569



    Weighted Average Shares

    Outstanding Diluted (1)             2,812,538             2,816,025



    (1)  On June 19, 2003 the Corporation declared a 10% stock dividend.  All share and per share data have been retroactively restated to reflect the stock dividends.



SOURCE  Bank of South Carolina

    -0-                             10/16/2003

    /CONTACT:  William L. Hiott, Jr. of Bank of South Carolina,

+1-843-724-1500/

    /Web site:  http://www.banksc.com /

    (BKSC)



CO:  Bank of South Carolina

ST:  South Carolina

IN:  FIN

SU:  ERN